UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2021

MASTERWORKS 068, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11578

Delaware	87-1421616
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

225 LIBERTY STREET, 29TH FLOOR, NEW YORK, NY 10281

(Full mailing address of principal executive offices)

(203) 518-5172

(Issuer’s telephone number, including area code)

www.masterworks.io

(Issuer’s website)

Class A Ordinary Shares

(Securities issued pursuant to Regulation A)

Part II.

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Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors” in our most recent Offering Circular filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings and offering circular supplements filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

Item 1. Business

As used in this Annual Report, “we,” “our,” “ours,” “us,” or the “Company,” refer to Masterworks 068, LLC, a Delaware limited liability company and, as the context requires, the 068 segregated portfolio of Masterworks Cayman, SPC that holds title to the artwork indirectly owned by the Company. “Masterworks” refers to Masterworks.io, LLC, and or its wholly owned subsidiaries.

Overview

We are a Delaware limited liability company formed on June 21, 2021 to facilitate investment in a single work of art created in 1968 by Zao Wou-Ki (the “Artwork”). We are managed by our affiliate, Masterworks Administrative Services, LLC (the “Administrator”).

On or about October 26, 2021, the Company commenced accepting subscriptions for an offering of up to 201,350 of our Class A ordinary shares pursuant to Regulation A of the Securities Act of 1933, as amended, for aggregate consideration of up to $4,027,000 (the “Offering”). Each Class A ordinary share was offered at $20.00 per share. As of December 31, 2021, aggregate subscriptions of $3,851,040 had been accepted by the Company and closed upon, resulting in the issuance of 192,552 shares, and the Offering remained open. All of the proceeds from the Offering were used to pay for the acquisition of the Artwork and to pay a true-up to Masterworks. As of April 25, 2022, the Artwork was located in a fine art storage facility maintained by Delaware Freeport, LLC.

During all relevant times following the initial closing of the Offering, title to the Artwork has and will continue to be held by the 068 segregated portfolio (“Segregated Portfolio”) of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Artwork is and will continue to be the only asset of the Segregated Portfolio and the Company is and will continue to be the only shareholder of the Segregated Portfolio.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to hold the Artwork for capital appreciation and to display and promote the Artwork so as to enhance its value and broaden its exposure to the art-viewing public. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork.

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Pursuant to an administrative services agreement between us, Masterworks Cayman on behalf of the Segregated Portfolio and Masterworks entered into upon the initial closing of the Offering, the Administrator manages all administrative and custodial services relating to our business and pays all ordinary and necessary costs and expenses relating to our business. In exchange for these services and as reimbursement for these costs and expenses, we issue Class A ordinary shares to the Administrator at a rate of 1.5% of the total Class A ordinary shares outstanding after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the administrative services agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable. We may determine to sell the Painting without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Painting a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. We estimate that the total value of artwork held by private collectors is approximately $1.7 trillion, based on data included in the Deloitte Art and Finance Report 2019. Over the past decade, total annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at 20% from 2006 through 2021.

In 2021, the art market experienced a significant recovery in terms of total sales, which had been suppressed in 2020 as a result of COVID-19. A major shift that occurred as a result of COVID was a shift to online sales in the art market, as participants could only transact digitally. And while the traditional schedule of in-person art fairs and public auctions has largely resumed, online sales still made up 20% of transactions in the art market - twice what it accounted for in 2019.

The revival of in person auctions and growth in online sales resulted in $65.1 billion transaction volume, a 30% Y-o-Y increase and the second highest total amount in the last 7 years. Auction volume was up 105% in the first half of 2021 and 71% for the year. May and June of 2021 specifically combined for $3.7 billion, up from $2.0 billion in 2020, when the impacts of COVID-19 on the art market were especially prevalent. This growth in transaction volume was driven by both a higher number of lots sold, as well as higher average prices. Galleries, auction houses and dealers facilitated transactions through traditional in-person events, online sales and a hybrid of the two.

While global auction sales by Christie’s, Sotheby’s and Phillips totaled $125.6 billion in 2021, a 7% Y-o-Y, the Impressionist, Modern, Post-War and Contemporary segments of the auction market comprised nearly 70% of public auction sales for the period. In 2021, the Post-War and Contemporary segment of the art market also continued to gain market share, accounting for 55% of the value of public auction sales, up from 53% in 2019. Based on The Art Market Report 2022, published jointly by Art Basel and UBS, global art sales totaled $65.1 billion in 2021. Global art sales were up % in 2021 as compared to 2020, the largest year-over-year increase since 2010, when, largely as a result of the financial crises, sales had fallen by 36% in 2009.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

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Administrative Services

Pursuant to an administrative services agreement among Masterworks, the Company and Masterworks Cayman on behalf of the Segregated Portfolio, Masterworks manages all of our administrative services and funds all ordinary and necessary costs and expenses to maintain the Artwork. In exchange for these services, the Administrator receives 1.5% of the total Class A shares outstanding, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the administrative services agreement. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Artwork or us, as applicable. Because the Company has no employees and no liquid capital resources, the Company is totally reliant on the Administrator to maintain the Artwork and administer its operations. We may determine to sell the Painting without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Painting a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Competition

At the time we attempt to sell the Artwork, we may face substantial competition from other entities, such as galleries, and individuals who are selling or seeking to sell similar artworks. These other parties may be willing to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors prevailing in the art market, such as the available supply of similar artworks for sale.

Government Regulation

As tangible personal property, art is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Risk Factors

Investing in the Company’s Class A shares involves a high degree of risk and are only suitable for investors who can hold their investment for an indefinite period and can afford to lose their entire investment. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Class A shares. Prospective investors should consult their accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the Company. Set forth below is a summary of certain risks that should be considered before making an investment.

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We have an unproven business model. Our business model includes unique features that are untested and may not be successful. If our business model fails, we may be compelled to auction off the Artwork at an inopportune time, which could result in losses.

We do not expect to generate any material amount of revenues and Class A shares do not generate current yield. We do not expect to generate any material revenue, so investors will only recognize a return on their investment if the Artwork is sold or they are able to sell their shares and must be prepared to hold their investment for an indefinite period. An investment in the Class A shares is unsuitable for investors seeking current yield and is only suitable for those seeking long term capital appreciation.

We are undiversified. Investing in our Company is highly risky since 100% of such investment is concentrated in a single artwork.

Your ability to trade shares or otherwise exit your investment is highly uncertain. There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist. Although Masterworks has developed a bulletin board to provide some liquidity to certain investors, certain investors are not eligible to participate on the bulletin board and since the bulletin board has low transaction volume and does not involve market-makers posting firm quotes, it may not provide an effective means to sell your shares or receive a fair market price for your shares. In addition, we impose restrictions on the transfer of the Class A shares. Accordingly, you should consider the resale market for the Class A shares to be severely limited, as you may be unable to resell your shares without significant expense, or at all.

Artwork may be sold at a loss. An artwork can decline in value and investors in Masterworks shares may lose all or a significant portion of their investment. Even if the Artwork appreciates in value, the rate of appreciation may be insufficient to cover costs and expenses.

The Class A shares are illiquid. The Class A shares are not eligible for trading on any stock exchange or alternative trading system. We intend to hold the Artwork for an indefinite period and the creation of a trading market for the shares is uncertain. Although you may be able to sell shares on the Masterworks Secondary Market bulletin board platform, no assurance can be given that you will find a buyer or that you will realize fair value upon any such sale. Investors should be prepared to hold their investment for an indefinite period of time, as there can be no assurance that the shares can ever be tradable or that the Artwork can be sold.

Costs will diminish returns. Fixed costs, such as financing fees and administrative services fees paid to Masterworks and variable costs, such as Masterworks profit sharing and third party costs to sell the Artwork will reduce overall returns on invested capital.

Investing in art is subject to numerous risks. These risks include, without limitation (i) claims with respect to authenticity or provenance, (ii) physical damage due to improper storage, poor workmanship, accidents, theft, natural disasters, fire, etc., (iii) legal challenges to ownership, (iv) market risks, (v) economic risks, and (vi) fraud. Also, the artist that produced the Artwork could fall out of favor for a variety of reasons which would reduce the Artwork’s marketability and value. Any of these risks could reduce the value of the Class A shares.

Art is illiquid. Art is a highly illiquid asset and we cannot guarantee that there will be a buyer for the Artwork at any reasonable price or within any given time frame.

Trends in the art market may change. Temporary consumer popularity or trends among collectors may lead to short-term or temporary price increases, followed by decreases in value. Trends are difficult to predict and may adversely impact the value of the Artwork and or our ability to sell the Artwork.

Claims could cause losses. Buying and selling artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Costs associated with litigation and or settlement may be advanced by the Administrator, but are ultimately the responsibility of the Company. Accordingly, the existence of any such claims may require us to sell the Artwork at an inopportune time and will reduce the proceeds of a sale that are available to shareholders.

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Insurance coverage may be insufficient. Insurance coverage may expressly exclude damage caused by war, title claims, losses caused by chemical or biological contamination and certain other potential loss scenarios. In addition, coverage limits at any point in time may be below fair value.

The Company is totally reliant on Masterworks. The Company has no liquid capital resources and is 100% reliant on Masterworks to maintain and eventually sell the Artwork. If the Masterworks business model were to fail, we would likely need to sell the Artwork and the timing and manner of any such forced sale may be suboptimal to maximize the sale price and value to shareholders.

Masterworks has potential conflicts of interest. Masterworks earns fees and incurs costs for administering Masterworks issuers such as the Company. Masterworks may earn money for displaying the Artwork, future trading in the shares, sale of the Artwork without using a third-party broker or in other ways. Masterworks’ interests and the interests of its Board of Managers and officers may not always be aligned with your interests.

Liquidation timing is highly uncertain. There can be no assurance as to the timing of a liquidating distribution or that the Company will pay a liquidating distribution at all. Investment is only suitable for those who can afford to hold their investment indefinitely and afford to sustain a total loss of capital.

The Board of Managers has complete authority to administer our business consistent with our operating agreement. Our Board of Managers has sole voting power over matters such as mergers, consolidations, acquisitions, winding up and dissolution. Additionally, we, in our sole and absolute discretion, may decide to sell the Artwork at any time and in any manner.

The issuance of equity to the Administrator will have a dilutive effect on the holders of our Class A shares. The Administrator will earn an administrative services fee in the form of Class A shares. These fees will, when issued, effectively reduce the tangible book value per Class A share over time. Additionally, if the value of the Class A shares increases over time, the number of Class A shares to be issued upon conversion of the Class B shares will also increase over time resulting in additional dilution to holders of our Class A shares.

Employees

None.

Material Legal Proceedings

None.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware limited liability company formed to facilitate an investment in the Artwork by conducting an Offering of our Class A shares pursuant to a Tier II offering under Regulation A+, acquiring the Artwork and maintaining the Artwork for future sale. We are managed by our affiliate, the Administrator.

During all relevant times following the initial closing of the Offering, title to the Artwork has and will continue to be held by the Segregated Portfolio of Masterworks Cayman, a Cayman Islands segregated portfolio company. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. The Company owns 100% of the share capital of the Segregated Portfolio, and the Segregated Portfolio is treated as a subsidiary of the Company for financial reporting purposes. As of December 31, 2021, the Segregated Portfolio held title to the Artwork as its sole asset and had no liabilities. The Segregated Portfolio will not incur any indebtedness for borrowed money and will not enter into any contracts, except the administrative services agreement or any amendment or replacement thereof, or as may be necessary in connection with the sale of the Artwork.

Amounts paid to Masterworks in the form of true-up payments are intended to be reasonable compensation for Masterworks’ services, capital commitment and outlay in sourcing and acquiring Artwork. True-up expense, which is paid in cash, is recognized upon acquisition of the Artwork.

Upon the initial closing of the Offering, the Company has entered into an administrative services agreement with the Administrator, whereby the Administrator manages all administrative services relating to our business and custodial services relating to the maintenance of the Artwork. In exchange for these services and as reimbursement for ordinary and necessary administrative costs, the Company issues Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. The share issuances are made quarterly in arrears and there is no overall limit to the number of Class A shares that may be issued to Masterworks. These shares issued to the Administrator are subject to cliff vesting provisions as set forth in the administrative services agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed by the Company upon the sale or liquidation of the Artwork. We may determine to sell the Painting without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Painting a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to display, promote and market the Artwork in a manner designed to enhance its provenance and increase its exposure and its value.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

Operating Results

We do not earn a material amount of revenue and have not entered into a contract for the sale of the Artwork. Due to the comprehensive nature of the administrative services agreement, our operating results for any fiscal period following the final closing of the Offering and prior to the period in which the Artwork is sold, will only reflect the administrative services fee, any extraordinary or non-recurring items for which we are responsible, if any, and, in the fiscal period in which the artwork is acquired, the true-up payable to Masterworks. Accordingly, differences in operating results from one fiscal period to the next are primarily attributable to the timing of the acquisition and disposition of the Artwork. Operating results for a particular fiscal period may also be affected by changes in the fair value of the Artwork, since the administrative services fee payable to Masterworks in the form of Class A shares is determined based on the fair value of the Class A shares over the time period during which the related services are performed.

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During the period presented in the audited Consolidated Financial Statements included in this Annual Report, we were not responsible for any extraordinary or non-recurring expenses.

Contingent Liabilities

We had no contingent liabilities as of December 31, 2021.

Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each shareholder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit.

We had no federal and state income tax assets, liabilities or expenses as of and for the period ended December 31, 2021.

Liquidity and Capital Resources of the Administrator

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Administrator to pay for the maintenance and administration of our business in accordance with the administrative services agreement. A summary of the financial condition of the Administrator as of December 31, 2021 is provided in Note 3 to the Consolidated Financial Statements.

We and the Administrator believe that the Administrator’s sources of liquidity, together with contributions from Masterworks derived from equity contributions from members, earnings generated primarily from sourcing artwork and cash on hand, will be sufficient for the Administrator to perform its obligations under the administrative services agreement for the foreseeable future. We do not believe we will need to raise any additional funds through the issuance and sale of additional membership interests and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A ordinary shares.

The Administrator is currently financed through equity contributions from Masterworks.io, LLC. Masterworks.io, LLC was funded from its inception in 2017 through October 2021 primarily through borrowings from Scott W. Lynn, the Founder of Masterworks. These borrowings were repaid in October 2021 and Masterworks is currently funded through equity contributions of approximately $110 million from private investors and cash flow from operations.

The Administrator earns fees in the form of additional Class A ordinary shares issued by us and other similar issuer entities and earns revenue when artwork is sold, though such Class A shares are subject to vesting requirements. The direct incremental costs incurred by the Administrator to satisfy its obligations under the administrative services agreement are expected to be less than its revenues and in the near term revenues may be insufficient to cover the Administrator’s overhead. In addition, the Administrator has covenanted in the administrative services agreement that for so long as such agreement remains in effect, the Administrator will maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the administrative services agreement to fund the operations of the Company until the sale of the Artwork.

The Administrator conducts other business activities, including the administration of other entities similar to the Company and expects that, with scale and maturity of its operations as sales of artwork become a more regular occurrence, the Administrator’s revenues will consistently exceed its costs. The Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be with respect to such activities as they will depend on many factors. Additionally, the Company plans to own the Artwork for an indefinite period.

We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

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Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations and costs to maintain the Artwork until we sell the Artwork which is contained in the administrative services agreement.

Item 3. Directors and Officers

As of the date of this Annual Report, the following table sets forth the names of the executive officers and members of the Board of Managers of the Company and their positions and offices with the Company:

Name	Age	Position

Nigel S. Glenday	39	Chief Executive Officer; Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	54	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman	43	Member of the Board of Managers; Independent Manager

Nigel S. Glenday. Mr. Glenday has served as Chief Executive Officer since June 21, 2021 and as Chief Financial Officer and a member of the Board of Managers of the Company since inception. He has also served as Chief Financial Officer of our affiliate Masterworks.io, LLC since April 2019 and the Chief Executive Officer of Masterworks Investor Services, LLC since August 2021. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since inception and has served in such capacities with our affiliate Masterworks.io, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since June 21, 2021 and has served as member of the Board of Managers of Masterworks.io, LLC since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

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Key Employee of Masterworks

Although not an employee of the Company, through its arrangements with Masterworks, the Company significantly relies on services performed by Scott W. Lynn. Biographical information for Mr. Lynn is set forth below.

Mr. Lynn, who is the Founder of Masterworks, has served as the Chief Executive Officer of our affiliate Masterworks.io, LLC since February 1, 2018, and as the Chief Executive Officer of the Administrator since November 28, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. In addition to Masterworks, during the past five years Mr. Lynn has served as Founder, controlling shareholder and a board member of v2 ventures (which is a holding company he controls that owns Adparlor, Inc., Giant Media, Inc., Reachmobi, Inc., Amply, Inc. and Sellozo, Inc.) and Payability, LLC (which he founded and is majority-owner). Mr. Lynn also serves as a board member of the Brooklyn Rail (a non-profit publication in the art industry) and the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

Compensation of the Administrator

For information regarding the compensation of our Administrator, please see “Management Compensation” in our Offering Circular filed on October 27, 2021, and such section is incorporated herein by reference.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information about the current beneficial ownership of the Company at April 25, 2022, for:

●	Each person known to us to be the beneficial owner of 10% or more of the Class A shares eligible to vote;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

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Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 225 Liberty Street, New York, New York 10281. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Class A Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Board of Managers:
Nigel S. Glenday, Chief Executive Officer; Chief Financial Officer(1)	-	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*

Eli D. Broverman, Independent Manager(1)	-	*

All named executive officers and Members of the Board of Managers as a group (3 persons)	-	*

10% Holders:
Masterworks Gallery, LLC	849	0.52%

*	Less than 1.0%

(1)	Also serve as members of the Board of Managers of the Company.

11

The Lynn Family Trust 001 (the “Trust”) owns approximately 82% of the membership interests of Masterworks.io, LLC. Mr. Lynn is the Chief Executive Officer of Masterworks.io, LLC and Masterworks Administrative Services, LLC. By contract, Mr. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. No other person beneficially owns 10% or more of the voting membership interests of Masterworks.io, LLC or any of its subsidiaries. Masterworks beneficially owns 100% of the Company’s non-voting Class B shares and earns Class A shares pursuant to the Administrative Services Agreement at a rate of 1.5% of the total Class A shares outstanding, subject to vesting conditions.

Class B shares beneficially owned by Masterworks entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The amounts reflected in the table do not include any Class A shares which may be issuable upon conversion of Class B shares because such amount is indeterminable, and does not include any unvested Class A shares that Masterworks earned pursuant to an Administrative Services Agreement. For additional information regarding the hypothetical number of Class A shares that would be issued to Masterworks upon conversion of its Class B shares at various valuations, see “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our Offering Circular filed with the SEC on October 27, 2021, which section is incorporated herein by reference.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 2, “Related Party Transactions” and Note 5, “Subsequent Events” in Item 7, Consolidated Financial Statements.

Item 6. Other Information

None.

Item 7. Consolidated Financial Statements

MASTERWORKS 068, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Period June 21, 2021 Through December 31, 2021

12

Independent Auditors’ Report

To the Board of Managers and Members of
Masterworks 068, LLC and Subsidiary

Opinion

We have audited the accompanying consolidated financial statements of Masterworks 068, LLC (a Delaware Limited Liability Company) and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the period then ended, and the related notes to the consolidated financial statements (collectively referred to as “the financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Masterworks 068, LLC and Subsidiary as of December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Masterworks 068, LLC and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Masterworks 068, LLC and Subsidiary’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Masterworks 068, LLC and Subsidiary’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Masterworks 068, LLC and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Woburn, Massachusetts
April 25, 2022

F-1

MASTERWORKS 068, LLC

CONSOLIDATED BALANCE SHEET

As of December 31, 2021

ASSETS

Current Assets:
Cash and Cash Equivalents	$128,429
Receivable from affiliate	-
Total Current Assets	128,429

Artwork	3,628,296

Total Assets	$3,756,725

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Unsettled subscriptions and investor subscription deposits	$128,219
True-up payment expense payable to affiliate	175,960
Amounts due to affiliate for purchase of artwork	-
Other amounts due to affiliates	100
Total Current Liabilities	304,279

Total Liabilities	$304,279

Members’ Equity:
Membership interests, not represented by shares	-
Class A ordinary shares, 192,678 shares issued and outstanding as of December 31, 2021	3,452,346
Class B ordinary shares, 1,000 shares issued and outstanding as of December 31, 2021	100

Total Members’ Equity	3,452,446

Total Liabilities and Members’ Equity	$3,756,725

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MASTERWORKS 068, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period June 21, 2021 Through December 31, 2021

Income:
Royalty fee	$10

Total Income	10

Expenses:
True-up payment expense	398,704
Share-based compensation - administrative services fees	2,520

Total Expenses	401,224

Net Loss	$(401,214)

Net Loss per Class A Ordinary Share, Basic and Diluted	$(2.08)

Weighted Average Number of Class A Ordinary Shares Outstanding, Basic and Diluted	192,552

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MASTERWORKS 068, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

	Membership Interests		Class A Ordinary Share				Class B Shares
						Total
						Members’			Total
		Contributed		Contributed	Accumulated	Equity -		Contributed	Members’
	Interests	Capital	Shares	Capital	Deficit	Class A	Shares	Capital	Equity
Balance at June 21, 2021	-	$-	-	$-	$-	$-	-	$-	$-

Membership interests issued upon entity formation	100	100	-	-	-	-	-	-	100

Conversion of membership interests upon entry into the Amended and Restated Operating Agreement	(100)	(100)	-	-	-	-	1,000	100	-

Share subscriptions settled - Net	-	-	192,552	3,851,040	-	3,851,040	-	-	3,851,040

Class A ordinary shares issued	-	-	126	2,520	-	2,520	-	-	2,520

Net loss	-	-	-	-	(401,214)	(401,214)	-	-	(401,214)

Balance at December 31, 2021	-	$-	192,678	$3,853,560	$(401,214)	$3,452,346	1,000	$100	$3,452,446

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MASTERWORKS 068, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period June 21, 2021 Through December 31, 2021

Cash Flows from Operating Activities:
Net loss	$(401,214)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation - administrative services fees	2,520
True-up payment expense payable to affiliate	175,960
Changes in operating assets and liabilities:
Other amounts due to affiliates	100

Net Cash Used in Operating Activities	(222,634)

Cash Flows from Investing Activities:
Purchase of artwork	(3,628,296)

Net Cash Used in Investing Activities	(3,628,296)

Cash Flows from Financing Activities:
Proceeds from issuance of membership interests	100
Net proceeds from unsettled subscriptions and investor subscription deposits	128,219
Proceeds from issuance of Class A ordinary shares	3,851,040
Proceeds from non-interest bearing advance from affiliate	-
Repayment of non-interest bearing advance from affiliate	-

Net Cash Provided by Financing Activities	3,979,359

Net Change in Cash and Cash Equivalents	128,429

Cash and Cash Equivalents, beginning of period	-

Cash and Cash Equivalents, end of period	$128,429

Non cash investing and financing activities:
Conversion of membership interests to Class B ordinary shares	$100
Net payable to affiliate incurred for purchase of artwork	$-
Satisfaction of advance from affiliate via issuance of Class A Ordinary shares	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 068, LLC (“Company”) was formed as a Delaware limited liability company to purchase a painting by Zao Wou-Ki (the “Artwork”). On October 26, 2021, the Company commenced an offering pursuant to the exemption from registration afforded by Regulation A (the “Offering”) of membership interests represented by 201,350 of the Company’s Class A shares to third-party investors for $20.00 per share, or aggregate offering proceeds of $4,027,000. The Company held an initial closing of the Offering and acquired the Artwork on December 16, 2021. As of December 31, 2021, aggregate subscriptions of $3,851,040 had been accepted by the Company and closed upon, resulting in the issuance of 192,552 shares, and the Offering remained open.

All of the proceeds from the Offering are used to pay, directly or indirectly, for the acquisition of a single artwork, and to pay a true-up to Masterworks Gallery, LLC (“Gallery”) as described in Note 2. The Company is managed by a Board of Managers comprised of three individuals and is administered by Masterworks Administrative Services, LLC (the “Administrator”).

Members’ Liability – The Company is organized as a Delaware limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and a segregated portfolio of Masterworks Cayman, SPC (the “SPC”), a Cayman Islands segregated portfolio company. The Company owns 100 Class 068 shares of the SPC, which represents 100% ownership of the 068 Segregated Portfolio (the “Segregated Portfolio”). Title to the Artwork is held by the Segregated Portfolio. As the context requires, references in these consolidated financial statements to the “Company” include either or both of the Company and the Segregated Portfolio, and references to “consolidated” refer to the fact that the Company treats the Segregated Portfolio as a consolidated subsidiary in these financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810-10 Consolidation: Overall. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting and Use of Estimates – The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses in the statements of operations during the applicable period. Actual results could materially differ from those estimates.

F-6

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Artwork – The purchase price of the Artwork was $3,628,296. Title to the Artwork is held by the Segregated Portfolio.

The Segregated Portfolio has no assets other than the Artwork, no indebtedness, and does not conduct any operations other than incidental to ownership of the Artwork. The Artwork is recorded at cost, which is the purchase price paid for the Artwork. Artwork is determined to have an indefinite life. The Company will review the Artwork for impairment in accordance with the requirements of FASB ASC Subtopic 360-10, Property, Plant, and Equipment: Impairment and Disposal of Long-Lived Assets. Those requirements require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the Artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company:

●	Considers whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other artworks by the artist, and other events, circumstances, or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Artwork, to its carrying value; and

●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s consolidated financial statements. There were no events or circumstances indicating impairment of the Artwork for any of the periods presented.

Cash and Cash Equivalents – The Company’s cash consists of cash held in a Federal Deposit Insurance Corporation (“FDIC”) insured bank account. The Company does not hold any cash equivalents.

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institution in which it deposits funds and cash is only held for a short duration pending closing or a distribution to members.

F-7

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (loss) per Class A Ordinary Share – Basic earnings (loss) per share is calculated by dividing income (loss) available to Class A shareholders by the weighted-average Class A shares outstanding during the period. Fully diluted earnings per share will include in the denominator Class A shares issuable upon conversion of Class B shares, if any, in any period in which the Company does not report a loss from continuing operations. Diluted net loss per share is the same as basic net loss per share for the period since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company.

Income Taxes – The Company is a limited liability company taxed as a partnership and thus is generally not subject to federal or state income taxes. As a segregated portfolio of a Cayman Islands company treated as a corporation, the Segregated Portfolio is not subject to any foreign or domestic income taxes. Accordingly, the Company’s taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

For the current tax year and for all major taxing jurisdictions, the Administrator has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. The Administrator does not expect that its assessment regarding unrecognized tax positions will materially change over the next twelve months. However, the Administrator’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof, as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., state, and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities.

Unsettled subscriptions and investor subscription deposits – The unsettled subscriptions and investor subscription deposits consists of amounts received from potential investors that might be settled in the form of the issuance of Class A shares at an undetermined future date. Amounts not settled to Class A shares by the time of the final closing are returned to the investor.

Members’ Equity – Members’ equity is comprised of two types of membership interests: Class A and Class B shares.

●	Class A shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class B shares. If and to the extent the holders of Class A shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A shares are entitled to 80% of such excess funds available for distribution and the Class B shares are entitled to the remaining 20% of such excess funds, provided, that such amounts would be proportionately adjusted if any or all of the Class B shares had been converted to Class A shares prior to the sale of the Artwork. Any Class A shares owned by the Administrator have no voting rights. The authorized number of Class A shares is limited to 201,350, plus (i) shares which may be issued pursuant to the Administrative Services Agreement, plus (ii) shares which may be issued upon conversion of Class B shares. All Class A shares not owned by the Administrator have certain limited voting and approval rights, generally including the issuance of additional shares, and removing members of the Board of Managers or the Administrator. The Board of Managers controls all other actions as stated in the Company’s amended and restated operating agreement.

F-8

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Members’ Equity (continued) –

●	Class B shares held by Gallery are entitled to 20% of the excess amount, if any, available for distribution to members following a sale of the Artwork after the holders of Class A shares have received $20 per share. In addition, prior to a sale of the Artwork, Class B shares may be converted into Class A shares with a value at the time of conversion equal to 20% of the increase in value of the Company’s issued and outstanding Class A and B shares. Any increase in value of the Class A shares would potentially dilute earnings per share in the future. The authorized number of Class B shares is limited to the number of Class B shares set forth on the Balance Sheet. The convertible Class B shares have no specified exercise date, exercise price, or expiration. Class B shares have no voting rights.

True-Up – The Company agreed to pay Gallery a true-up payment equal to 11% of the purchase price of the Artwork, which is intended to be reasonable compensation for Gallery’ services, capital commitment and outlay in sourcing and acquiring the Artwork. The true-up is expensed in the period in which the Artwork is acquired.

Organizational and Offering Costs – The Company’s expenses are paid by the Administrator pursuant to an Administrative Services Agreement under which the Administrator will receive an administrative services fee, payable quarterly in arrears. The administrative services fee is payable in the form of additional membership interests represented by Class A shares and will be accounted for as a management fee expense and an equity issuance in the Company’s consolidated financial statements. Organizational and offering costs of the Company were paid by the Administrator and its affiliates on behalf of the Company.

Organizational and offering costs include all expenses relating to the formation of the Company, the qualification of the Offering, and the marketing and distribution of Class A shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars; mailing and distributing costs; telephones, internet, and other telecommunications costs; all advertising and marketing expenses; charges of experts and fees; expenses and taxes related to the Offering; and registration and qualification of the sale of Class A shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company did not pay any of these costs and is not required to reimburse the Administrator for any of these costs. Accordingly, these costs are not included in the Company’s consolidated financial statements. See Note 3, which summarizes certain financial statement information of the Administrator.

Revenue Recognition – The Company does not plan to generate a material amount of revenue until the Artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the transfer of the artwork title to the buyer.

2. RELATED PARTY TRANSACTIONS

In connection with the Offering, the Company adopted an Amended and Restated Operating Agreement, which created two classes of membership interests, Class A and Class B ordinary shares. As a result, all of the Company’s original membership interests were converted into Class B ordinary shares.

As indicated in Note 1, the Company agreed to pay Gallery a true-up payment equal to 11% of the purchase price of the Artwork, or $398,704.

The Administrator contractually provides administrative services to the Company. The administrative services fee is paid by issuing Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding (excluding shares issuable upon conversion of Class B shares) per annum. The Class A shares are issued using the net asset value effective as of the applicable quarter-end in which the administrative services fee is due and payable. The Company recorded $2,520 in administrative services fees relating to the issuance of 126 Class A shares to the Administrator for the period June 21, 2021 through December 31, 2021.

F-9

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

2. RELATED PARTY TRANSACTIONS (continued)

The administrative services fee covers all ordinary operating costs of the Company; however, the Administrator will charge the Company for any extraordinary costs and payments, including costs and payments associated with litigation, arbitration, or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction and for selling the Artwork. For any extraordinary costs incurred or payments made on behalf of the Company, the Company will show the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Artwork is sold and the resulting proceeds can be used to settle the liability to the Administrator. The Administrator may be removed from its role as Administrator if the holders of two-thirds (⅔) of the voting shares of the Company vote to remove and replace the Administrator, which would result in termination of the Administrative Services Agreement. The Administrative Services Agreement also provides that any Class A ordinary shares issuable in connection with the administrative service fee are subject to cliff vesting on December 31, 2025, with the possibility of extending or shortening such vesting period upon certain conditions. The company recognizes the administrative services fees expense at the time of issuance of the related Class A shares as the requisite service period is considered completed. All of the 126 Class A shares issued to the Administrator during 2021 were not vested and no shares were forfeited during the period June 21, 2021 through December 31, 2021. The weighted average grant-date fair value of shares issued to the administrator during such period was $20.00.

The Company is party to an Administrative Services Agreement with the Administrator, in which the Administrator pays the Company for the rights to commercialize the Artwork for the duration of the operations of the Company. The Company receives de minimous royalty income from the Administrator by the end of each fiscal year.

All balances and transactions denoted as to or from “affiliate” on the accompanying consolidated balance sheet, statement of operations, and statement cash flows represent related party transactions.

3. ADMINISTRATOR SUMMARY FINANCIAL INFORMATION

The Company is not expected to maintain a material amount of cash and will be entirely dependent upon the Administrator to perform administrative services and to pay ordinary ongoing costs and expenses to maintain the Artwork and administer the Company’s operations. The table below summarizes selected unaudited financial information of the Administrator:

December 31, 2021
Assets
Current assets	$7,162,359
Property and equipment, net	454,229
Deposits	142,823
Other assets	2,623,343
Total assets	$10,382,755

Liabilities
Current liabilities	$4,732,820
Long-term liabilities	2,681,794
Total liabilities	$7,414,614

Member’s Equity
Total member’s equity	$2,968,141

F-10

MASTERWORKS 068, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

4. RISKS AND UNCERTAINTIES

The nature of the Company’s operations are limited in scope. The Company holds no material assets, other than a single work of art, has no employees, and has no debts or contractual obligations, other than an amount payable to Gallery andan administrative services agreement pursuant to which the Administrator will provide services that are essential to the Company, such as storage, insurance, display, transport, SEC filings and compliance, and other normal operating services, and the Administrator will fund all of such costs and expenses. As a result of this relationship, the Company is dependent upon the Administrator and is totally reliant on the Administrator to manage its business.

The preparation of the consolidated financial statements requires the use of estimates by management. Although the Artwork is carried at its cost basis, subject to possible impairment, Management must estimate the value of the Artwork to determine the expense associated with fees payable to the administrator, which are payable in the form of Class A shares representing membership interests in the Company. The value of artwork is highly subjective and given that each artwork is unique, there is a risk that management’s estimates are materially incorrect, which would result in an understatement or overstatement of the Company’s expenses. The value of the Artwork estimated by management has no impact on the number of Class A shares issued.

The Company is subject to an exceptionally high level of concentration risk. The Company’s single Artwork can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art market generally, trends relating to the genre of the artwork or trends relating to the market for works by the artist that produced the Artwork, as well as changes in the condition of the artwork and other factors. In periods of global financial weakness and disruption in financial and capital markets, the art market tends to experience declines in transaction volume, making it extremely difficult to liquidate artwork during such periods at acceptable values or at all.

5. SUBSEQUENT EVENTS

Management has evaluated events and transactions that have occurred since December 31, 2021 and reflected their effects, if any, in these consolidated statements through April 25, 2022, the date the financial statements were available to be issued and a summary of material events occurring subsequent to December 31, 2021 is set forth below.

The Company issued additional Class A shares subsequent to year end. Additional issuances did not exceed the number of Class A shares authorized as disclosed in Note 1.

F-11

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A filed on July 12, 2021).*
2.2	Form of Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company’s Form 1-A filed on July 12, 2021).*
4.1	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Form 1-A/A filed on October 20, 2021).*
6.1	Form of Administrative Services Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-A filed on July 12, 2021).*
6.2	Form of Intercompany Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s Form 1-A filed on July 12, 2021).*
6.3	Bill of Sale (incorporated by reference to the copy thereof submitted as Exhibit 6.3 to the Company’s Form 1-A/A filed on October 20, 2021).*

* Filed Previously

13

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Masterworks 068, LLC

By:	/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel & Secretary

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nigel S. Glenday	Chief Executive Officer	April 25, 2022
Nigel S. Glenday	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer (Principal Financial Officer	April 25, 2022
Nigel S. Glenday	and Principal Accounting Officer) and Member of Board of Managers

/s/ Joshua B. Goldstein	Member of the Board of Managers	April 25, 2022
Joshua B. Goldstein

14